Exhibit (a)(5)(H)

News Release
AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com

AmerisourceBergen Announces Expiration of the Hart-Scott-Rodino Waiting Period
for AmerisourceBergen’s Proposed Acquisition of MWI Veterinary Supply, Inc.

VALLEY FORGE, PA, February 11, 2015—AmerisourceBergen Corporation (NYSE:ABC) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for its tender offer to purchase all outstanding shares of MWI Veterinary Supply, Inc. (NASDAQ: MWIV) has expired.

The expiration of the waiting period satisfies one of the conditions to the tender offer, which will expire at 11:59 p.m., New York City time, on February 23, 2015, unless the offer is extended.  The completion of the tender offer is subject to the tender of at least a majority of MWI’s outstanding shares of common stock (on a fully diluted basis) and other customary closing conditions described in the tender offer statement on Schedule TO, filed by AmerisourceBergen with the Securities and Exchange Commission on January 26, 2015.

About MWI Veterinary Supply
MWI Veterinary Supply, Inc. is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells more than 50,000 products, of which over 25,000 are stocked in its distribution centers, sourced from nearly 1,000 vendors.  Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. MWI markets these products to its customers in both the companion animal and production animal markets, and also offers its customers a variety of value-added services, including on-line ordering via its e-commerce platform, technology management systems, pharmacy fulfillment, inventory management system, equipment procurement consultation and special order fulfillment.

About AmerisourceBergen
AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel. With nearly $120 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 14,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

News Release

Forward-Looking Statements

This communication may contain forward-looking statements concerning AmerisourceBergen, MWI and the proposed transaction, which describe or are based on current expectations. Actual results may differ materially from these expectations. Any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. Such forward-looking statements include the anticipated changes in the business environment in which AmerisourceBergen or MWI operates and in AmerisourceBergen’s future operating results relating to the potential benefits of a transaction with MWI and the ability of AmerisourceBergen and MWI to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the transaction set forth in the merger agreement. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived; the effects of disruption from the transactions on the respective businesses of AmerisourceBergen and MWI and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; other risks and uncertainties pertaining to the respective businesses of AmerisourceBergen and MWI detailed in their respective filings with the SEC from time to time. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect the respective businesses of AmerisourceBergen and MWI, particularly those mentioned in the risk factors and other cautionary statements in each parties’ respective 2014 Annual Report on Form 10-K and in other reports filed with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. AmerisourceBergen and MWI expressly disclaim any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of MWI common stock. AmerisourceBergen has filed with the SEC a tender offer statement on Schedule TO regarding the tender offer described herein, and MWI has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding such tender offer. MWI’s stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the tender offer and the associated transactions that are filed with the SEC, carefully and in their entirety, as they may be amended from time to time, because they contain important information about the tender offer that MWI’s stockholders should consider prior to making any decisions with respect to the tender offer. Stockholders of MWI may obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov, by directing a request to the Information Agent at (866) 277-8239 or MWIV@georgeson.com.

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